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                                                                    Exhibit 99.7





                              COLLECTIVE AGREEMENT

                                    between:

                         G.G.S. PLASTIC ENGINEERING INC.

                       (hereinafter called the "Company")

                                      -and-

                            TEAMSTERS LOCAL UNION 938

                  affiliated with the International Brotherhood
                                  of Teamsters

                        (hereinafter called the "Union")

                            Expiry: December 31, 2006






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PREAMBLE

The Company and the Union each represents that the purpose and intent of this Agreement is to promote cooperation and harmony, to provide a channel through which information and problems may be transmitted from one to the other, to formulate rules governing the relationship between the Union and the Company and set out their agreement covering rates of pay, hours of work, dispute procedure and conditions of employment.

The masculine pronoun, whenever used in this Agreement shall include the feminine.

ARTICLE 1 - RECOGNITION AND RELATIONSHIP

Section 1.01

The Company recognizes the Union as the sole bargaining agent for all employees of the company in the Town of Bolton, Ontario, save and except supervisors, persons above the rank of supervisor, employees employed in the tool room, maintenance, office and sales staff.

Section 1.02

If for any reason the Company transfers its operations to a new plant anywhere in Ontario, it will offer work opportunities in the new plant to the employees of the old plant. Employees transferred will carry with them the seniority ranking, which he or she held in the old plant.

Section 1.03

The Company will provide the union with a list of Supervisory personnel whose duties would be restricted to supervisory functions. The Union recognizes two
(2) junior set-up supervisors, excluded from the bargaining unit on each shift.

Section 1.04

Supervisors and other senior members of Management will not be permitted to perform work of the employees in the bargaining unit except for the purpose of instructions, training and emergency situations.

Section 1.05

The Company shall not contract out bargaining, unit work without the permission of the Union.

ARTICLE 2 - UNION SECURITY, CHECKOFF OF DUES, AND RE-INITIATION FEES

Section 2.01

As a condition of employment all employees shall be required to pay Union dues as set down by the Local Union. All employees must immediately assign to the Union through payroll checkoff and current monthly Union dues by signing the regular dues authorization and applications for membership card supplied by the Union, the copy of which will be forwarded to the Union





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office. Dues authorization cards shall remain in effect during the term of an employee's service with the Company.

Section 2.02

The Company shall be advised of the amount of the current monthly Union dues to be deducted by written notice from the Local Union's Secretary-Treasurer.

Union dues shall be deducted from the first pay cheque each calendar month and the Company shall remit the total sum deducted to the Secretary-Treasurer of the Local Union, within ten (10) days from the date the deductions were made. Initiation fees will be deducted from each employee upon completion of his probationary period.

Section 2.03

Unless the Company is otherwise notified by the Local Union prior to the completion of the probationary period, the Company shall, as a condition of an employee's continued employment, deduct an initiation fee in installments of twenty-five dollars ($25.00) per week after the completion of the probationary period. This deduction shall continue until the initiation fee is paid in full. The Company agrees to remit such monies so deducted to the head office of the





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Local Union along with a list of the employees from whom the money was deducted at the same time as the Union dues are remitted.

Section 2.04

It is agreed that all Unions members shall maintain their Union membership in good standing as a condition of employment.

The Union will notify the Company in writing of any arrears in regular monthly dues or initiation or re-initiation fees, and the Company will, on the following pay period, commence deductions in amounts prescribed by the Local Union along with the monthly dues as provided for above.

If an employee is absent and does not have sufficient pay to his credit, his Union dues shall accumulate and shall be deducted upon his return to work, not to exceed one (1) month's dues per week unless otherwise notified in writing by the Local Union.

The Company agrees to use the Union's pre-billing system for dues and initiation and re-initiation fees will forward all required information.





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Section 2.05

When remittance is made, the Company will provide a list of all employees and the sums which were deducted from each employee using the Union's billing format. In the case of new bargaining unit employees, the Company will provide the Union with the employee's name, social insurance number, rate of pay, date of hire, address, date of birth, department and any other pertinent information which is practical for the Company to provide. The Union will be advised monthly of changes in the above information.

Section 2.06

The Union will notify the Company in writing of any arrears in dues caused for any reason or any arrears in initiation or re-initiation fees and the company will immediately commence deductions in amounts prescribed by the Local Union in such written notice and forward such monies to the Local Union along with the monthly dues as provided for above. Such notice of arrears served on the company shall prescribe payroll deductions of not more than twenty-five dollars ($25.00) per week. The Union will refund directly to the employee any such monies deducted in error along with confirmation of such refund to the Company. The Company agrees to deduct re-initiation fees and assessments if requested to do so by the Union.





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Section 2.07

The Company will show the yearly Union's dues deductions on employees T-4 slips.

Section 2.08

In consideration of the Company's agreement as stated above, the Union hereby undertakes and agrees to indemnity and save the company harmless from and against any and all claims made against it for the deduction of Union dues and remitted in accordance with the foregoing.

Section 2.09

A seniority list containing the names, addresses and social insurance numbers of employees as contained in the records of the Company will be prepared and forwarded to the Local Union office annually during September of each year.

Section 2.10

The Union office is presently acknowledged as Teamsters Local Union 938, 275 Matheson Blvd. E, Mississauga, Ontario L4Z lX8.





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ARTICLE 3 - MANAGEMENT RIGHTS

Section 3.01

The Union recognizes and acknowledges that the management of the business enterprise and direction of the working force are faxed exclusively in the Company and without restricting the generality of the foregoing, the Union acknowledges that it is the exclusive function of the company to:

(a) Maintain order and efficiency and to make, alter and enforce, from time to time, reasonable rules and regulations, policies and practices to be obeyed by its employees.

(b)  Hire, promote, demote, classify, transfer, layoff and retire employees;

(c) Discharge, suspend, or otherwise discipline employees, provided that such discipline is not contrary to the terms of this Agreement;

(d) Determine the nature and kinds of business to be conducted by the Company, the products to be handled or produced, the kinds and locations of equipment to be used, and the methods and techniques or work to be used; and;





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(e)  Extend, limit, curtail or cease operations or any part thereof.

Section 3.02

It is understood that in exercising these functions the Company must comply with all other clauses of this Agreement. When an employee is disciplined or discharged the appropriate Steward and the Business Representative assigned by the Local Union will be given in writing, reasons for such action. The notice will be sent directly to the Local Union office for the attention of the Business Representative.

Section 3.03

In the imposition of discipline, prior suspensions and disciplinary written warnings will not be referred to or relied upon by the Company for a period beyond twelve (12) months.

ARTICLE 4 - UNION REPRESENTATION

Section 4.01

No employee shall be discharged for his activity as a Union member or for doing committee or other work for the Union provided, however, that permission from the Employer is obtained if






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such activities occur during working hours. It is agreed that such permission, if requested, will not be unreasonably withheld in any instance.

Section 4.02

The company acknowledges the right of the Union to appoint Shop Stewards and Alternate Stewards to assist employees in the presentation of their grievances or other problems. These Stewards will represent the members on their respective shifts.

Section 4.03

The Union shall notify the company in writing of the names of the stewards and the name of the Local Union Business Representative or his designate before they will be recognized by the company.

Section 4.04

The Stewards to be appointed or selected shall have a minimum of one (1) year's seniority with the Company. It is understood that the provisions of this Article are intended to provide such employees with time off with pay for short periods of time to investigate on-the-job problems provided that and so long as the same shall not be unreasonably abused or taken advantage of by






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such employees. However, the steward will not abandon his position until he is relieved with the consent from his supervisor.

Section 4.05

The Company shall recognize a Union In-Plant Committee comprising of Steward(s) and Alternate Steward(s):

Day Shift:                    one (1) Steward
                              one (1) Alternate Steward

Afternoon Shift               one (1) Steward
                              one (1) Alternate Steward

Night Shift                   one (1) Steward
                              one (1) Alternate Steward

Union Stewards are to be second in seniority for the purpose of layoff provisions.





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Section 4.06

The Business Representative assigned by the Local Union may enter the premises four the purpose of representation, investigation and general goodwill.

Upon consent of the Company to make prior arrangements, which will not be unreasonably withheld.

Section 4.07

It is agreed that the Negotiating Committee for the Union shall be three (3) bargaining unit employees, which will include One (1) steward from each shift plus the Teamsters Local union 938 Business Representative or his designate, assigned by the Local Union. The Negotiating Committee of three (3) members shall each have at least twelve (l2) months' seniority with the Company at the time of their appointment or selection from each shift. Members of the Negotiating Committee, who are employees of the Company, shall not suffer loss in pay for time spent during normal working hours attending negotiating meetings up to and including mediation.





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Section 4.08

Labour Management meetings whenever called by either party will involve only the Steward for the shift in question, the Union Business Representative of the Union and whichever Management members are required by the Company. It is understood that the Bargaining Unit employees will be paid by the Company for all time present at the Labour Management meeting.

Section 4.09

It is agreed that Stewards will be allowed to meet new employees, once they have completed their probationary period, for a paid fifteen (15) minute meeting with each employee. The Steward will review the Collective Agreement to explain to the new employees the contents and meaning of the Contract.

ARTICLE 5 - GRIEVANCE AND ARBITRATION PROCEDURE

Section 5.01

All grievances must be filed within ten (10) working days of the date on which the alleged violation of the Collective Agreement occurred or became known. The parties to this agreement






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agree that it is of the utmost importance to resolve complaints and grievances as soon as possible.

Section 5.02 - Verbal Step

The grievor shall confer with the immediate Supervisor concerning the matter of issue, accompanied by the Shift Steward. The Supervisor will render his decision verbally.

Section 5.03 - Step One

If the Supervisor's decision is not acceptable, the grievor shall, within five
(5) working days present the grievance in writing to the Supervisor accompanied by the Shift Steward.

The Supervisor will render his decision in writing within two (2) working days or sooner.

Section 5.04 - Step Two

if the Supervisor's decision is not acceptable, the grievor shall, within five
(5) working days present the grievance in writing to the Plant Manager, accompanied by the Steward. The Plant manager will render his decision in writing within five (5) working days or at the meeting.





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Section 5.05 - Step Three

If the decision of the Plant Manager is not acceptable to employee or Union, the grievance may be presented within five working days after the Plant Manager's decision by the employee's steward to the Executive Management to be taken up at a meeting arranged between Management and the Business Representative assigned by the Local Union or his designate which will be held within five (5) working days or at a mutually agreed to time. The grievor, and Steward will also attend if available.

One or two additional representatives of the Union's choice may be present at this meeting if requested either by the Company or Business Representative assigned by the local Union. Unless otherwise agreed, Management shall give its decision in writing to the Business Representative assigned by the Local Union or his designate within five (5) working days following the meeting.

Section 5.06 - Arbitration

If the decision of management is not satisfactory to the Union, the Business Representative assigned by the Local Union may, by serving written notice within thirty (30) days of the date on which Management's decision was received, appeal therefrom to an impartial arbitrator selected






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by the Company and the Union. In the event agreement to an arbitrator cannot be reached either party may apply to the Minister of Labour for the Province of Ontario to appoint an Arbitrator.

Section 5.07

The decision of the arbitrator shall be final and binding on both parties. The fees and expenses of the arbitrator shall be shared equally by the parties hereto.

Section 5.08

An arbitrator shall not alter, add to, subtract from, modify or amend any part of this Agreement. He shall, however, in respect of a grievance involving the suspension or discharge of an employee, be entitled to set aside or substitute such other penalty as to the arbitrator seems just and reasonable in all the circumstances.

Section 5.09

With respect to grievances involving discharge, the grievance shall be put in writing and Step Nos. 1 and 2 shill be omitted and the grievance shall. be dealt with by starting with Step No. 3 herein.





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Section 5.10

It is also agreed that if any dispute arises between the parties to this Agreement concerning the general policy of either of the Union or the Company which affects the orderly administration of this Agreement that either party may invoke the Grievance Procedure and Arbitration beginning with a conference at Step No. 3.

Section 5.11

Time limits at any step of the Grievance Procedure may be extended by Mutual agreement between: the parties.

ARTICLE 6 SENIORITY

Section 6.01

Seniority shall mean the length of continuous service in the employ of the company as a bargaining unit employee.





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Section 6.02

An employee will be considered on probation for the first ninety (90) calendar days and will have no seniority rights during this period, following which seniority shall be backdated to the employment date, and the employee is to receive a copy of the Collective Agreement.

Section 6.03

Seniority shall govern in the matter of promotions, demotions, shift selection, layoffs, and recalls after layoffs. If qualifications are equal, seniority shall be determining factor.

Section 6.04

Employees will be placed on a plant-wide seniority list.

Section 6.05

Seniority lists shall be revised as changes occur and posted on the Union Bulletin Boards, copies will be supplied to the Stewards and two (2) copies soiled to the Business Representative at the Union office.





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ARTICLE 7 TERMINATION OF SENIORITY

Section 7.01

Seniority shall cease and employment shall be terminated for any of the following reasons:

(a)  if an employee quits;

(b) if an employee is absent from work for three (3) or more consecutive working days without having notified the Company and received permission to be absent in advance where that is possible;

(c)  If an employee has been laid off and fails to report for work within seven
     (7) days after written notice to report to work has been mailed to his last address registered with the Company; provided that when an employee is recalled to work and does not report within forty-eight (48) hours, the Company may recall the next employee in line, but he is subject to being displaced if the first employee recalled does report within seven (7) days;

(d)  if an employee has been discharged for just cause;

(e)  in case of a layoff for a period of twelve (12) Months;





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(f)  Is absent for a period exceeding the seniority at last working day; each new employee will automatically have seniority under this Article of twelve
     (12) months;

(g)  retires;

ARTICLE 8 - LAYOFF AND RECALL

Section 8.01

In the event of a layoff, employees shall be laid off according to their plant seniority provided the senior employee is able to perform the work of the employee he displaces.

Section 8.02

Employees with seniority who are laid off shall be recalled in reverse order to that in which they were laid off.

Section 8.03

In the event of the curtailment of business or in the event of changed conditions which will cause a shortage of work, the Local Union will be given reasonable notice of the Employer's intention






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to layoff regular employees or to schedule some of them for less than full time hours or for hours other than regular hours in lieu of layoff.

This notice will permit discussion of the problem and provide an opportunity for either the Local Union or the Employer to make suggestions which could eliminate or reduce the extent of the layoff or short time situation anticipated.

ARTICLE 9 - JOB POSTINGS, PROMOTIONS, VACANCIES AND TRANSFERS

Section 9.01

If a vacancy should occur in any bargaining unit position in the plant, or a new position is created different from those named in the Collective Agreement, the Company will post a notice on the plant bulletin boards in all departments, setting forth the nature of the job and the rate of pay. All regular employees only shall have the right to apply for the job on forms and in the manner agreed by the Company and the Union. The notice shall be posted for five (5) working days and all applications must be made within this time. Whenever necessary, this period may be extended by agreement between the Company and the Union.






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Section 9.02

The Company will consider all applicants, but seniority, skill and ability shall govern.

Section 9.03

The position of an employee who is or will be absent for more than one (1) month shall be posted. When an employee returns from long term absence, he will take his proper place in seniority in his last classification.

Section 9.04

Employees on vacation, or absent because of W.S.I.B., short-term illness or injury, shall have up to forty-five (45) days to make such written application for all permanent postings.

Section 9.05

All employees by seniority who apply for a position will be given the opportunity to train for the position applied for. The employee will be paid the job rate for the job applied for while being trained.






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An employee who is temporarily transferred to the lower rated classification for the convenience of the Company shall continue to receive his usual rate.

An employee who is temporarily transferred to a higher rated job shall receive the higher rate whilst so employed.

Employees who are transferred to a lower rated job to avoid layoff will receive the lower rate while so employed.

ARTICLE 10 - NO STRIKE OR LOCKOUT CLAUSE

Section 10.01

In view of the orderly procedure arranged for the settlement of complaints and grievances, it is agreed that there will be no strikes or lockouts instigated, endorsed or condoned by either party to this Agreement.






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Section 10.02

If an employee in the bargaining unit encounters a bona fide picket line in the course of his normal duties there shall be an immediate conference between the parties hereto before any decision is made by either party as to whether the picket line should or should not be respected.

Section 10.03

The Union reserves the right to refuse to handle goods from any firm engaged in a legal strike with the Teamsters.

ARTICLE 11 - BULLETIN BOARDS

Section 11.01

The Company agrees to provide Notice Boards for the exclusive use of the Union to post notices of meetings and other Union business notices duly signed by the Business Representative or officer of the Union.






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ARTICLE 12 - ESTABLISHMENT OF CLASSIFICATIONS

Section 12.01

Upon the establishment of a new classification not shown in the Agreement, the Company will notify the Union in writing. Such job classification and rate will be subject of negotiation between the parties.

Section 12.02

If the parties fail to reach agreement within ten (10) working days after the date of the written notice in Section 12.01, the new classification and rate will be implemented. The matter may then be treated as a grievance and submitted to an arbitrator within 15 days of the date of implementation of the new classification and rate.






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ARTICLE 13 - HOURS OF WORK, OVERTIME AND REST PERIODS

Section 13.01

The basic work week shall consist of five (5) eight (8) hour days for a total of forty (40) hours per week, Monday to Friday. Overtime will be paid at the rate of time and one-half (1 1/2) after working forty (40) hours in the week.

Section 13.02

During a week in which a paid holiday occurs, the basic hours of work shall be reduced by one eight (8) hour day for each paid holiday observed if the employee has worked the day before and the day after the holiday unless he has been excused by the Employer.

Section 13.03

It is agreed that it is the function of the Employer to determine when overtime is necessary and to schedule overtime work. However, both parties agree that overtime as such is undesirable and every effort will be made to keep it to a minimum. The Company recognizes the employee's right to refuse overtime work. Overtime work will be offered by seniority, skill and ability, the most senior first and then down the seniority list.






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Section 13.04

Should the Company desire to change any work week or shift hours, they must meet with the Union to reach an acceptable agreement, and this agreement must be reduced to writing, before any changes are made.

Section 13.05 -- Paid Rest Periods

There shall be one fifteen (15) minute paid rest period per day, taken before the lunch period. If an employee is scheduled to work overtime in addition to his regular shift he shall be allowed an additional fifteen (15) minute paid rest period at the beginning of the overtime period and after each two (2) hours of overtime worked.

Rest periods shall not be added to or taken in conjunction with the lunch period.

There shall be a one-half hour paid lunch break as close to the middle of the shift as possible.

Section 13.06(a) - Perfect Attendance Bonus

The Company will pay a perfect attendance bonus of six (6) hours' pay at the employee's hourly rate who has a perfect record of attendance for a period of two bi-weekly pay periods. In order






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to qualify for the perfect attendance bonus, the employee must meet all of the following conditions:

The employee must attend at work punctually each day and punch his time card before the start of the shift;

The employee must complete all regular hours each day and punch his time card at the end of the shift;

Section 13.07(b)

The Company will further pay out a yearly bonus as follows:

(1) Perfect attendance (80 hours' pay)
(2) Miss one (1) day (72 hours' pay)
(3) Miss two (2) days (64 hours' pay)
(4) Miss three (3) days (56 hours' pay)
(5) Miss four (4) days (48 hours' pay)

Failure to attend work for any reason will disqualify the employee from eligibility for the perfect attendance bonus.






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Without limiting the generality thereof, the following are examples of absences which will disentitle employees to the perfect attendance bonus strikes or lockouts
         leave of absence
         illness, injury or sickness

ARTICLE 14 - CALL IN PAY, REPORTING ALLOWANCE AND INJURY/ILLNESS ON SHIFT

Section 14.01

When an employee is called in to work after leaving the plant following his regular shift and before returning to work for his regular shift, he shall be paid a minimum amount equivalent to pay for three (3) hours at his overtime rate provided.

Section 14.02

When an employee reports for work at the customary time scheduled for him without being notified to the contrary at least three (3) hours before the start of his regular shift and is assigned less than three (3) hours of work he shall be paid at least three (3) hours at straight time rates.






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Section 14.03

If an employee becomes ill or is injured due to a work related accident and he cannot complete his shift after reporting for work in good health, he will be paid for the balance of the shift.

ARTICLE 15 -- VACATIONS WITH PAY

Section 15.01 - Vacation Leave

Seniority (date of employment) shall be the date established to qualify for vacations.

The Company will pay the employee's vacation pay in the week prior to the vacation.

In each year vacation leave will be established for all seniority employees according to the following scales;

a) regular employees who have one year or more seniority - two (2) weeks pay or four per cent (4%) whichever is the greater amount;

b) regular employees who have five (5) or more years' seniority three (3) weeks pay or six per cent (6%) whichever is the greater amount;






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c)   regular employees who have ten (10) or more years' seniority four (4) weeks pay or eight per cent (8%) whichever is the greater amount;

d) regular employees who have thirteen (13) or more years' seniority (5) weeks pay or ten per cent (l0%) whichever is the greater amount;

e) regular employees who have eighteen (18) or more years' seniority six (6) weeks pay or twelve per cent (12%) whichever is the greater amount;

f) employees who attain service every five (5) years thereafter shall receive a week's paid vacation.

Section 15.02

Employees entitled to more than two (2) weeks vacation shall take those extra weeks outside the regular summer vacation period at a time mutually satisfactory to the Employees Management and the Union. The employee may take more than two
(2) weeks in the summer should the Company be in a position to allow his absence.






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Section 15.03

Summer vacations shall be scheduled between June, July, August and September.

Section 15.04

Employees shall have the choice of vacation periods in accordance with their seniority subject, however, to the company's right to limit the number of employees who may take vacations in the respective classifications in any given week in the interest of efficient operations.

Section 15.05

Vacation pay for each week of vacation leave an employee shall receive forty
(40) hours' pay at his current hourly wage rate, or two per cent (2%) of his previous years T4 slip whichever is the greater amount.

Vacation must be taken within a calendar year.





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ARTICLE 16 - PAID PLANT HOLIDAYS

Section 16.01

a)   The Company will observe the following plant holidays:

              New Year's Day,                 Good Friday
              Victoria Day                    Canada Day,
              Civic Holiday,                  Labour Day,
              Thanksgiving Day,               Christmas Day
              Boxing Day,

b) In order for an employee to qualify for Statutory Holiday pay, the employee must work his regular scheduled work day immediately preceding the holiday and his regular scheduled work day following the holiday. Any employee who is absent from work by reason of an on-the-job accident, legitimate illness or Company approved leave of absence, shall receive his holiday pay, provided the employee notifies the company by noon of his regular scheduled work day preceding the holiday or the day following the holiday, advising of his inability to report for work.






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c)   Any Holiday forthcoming from either the Provincial or Federal Government different from those mentioned in Section l6.01(a) will be added to and received, by the regular employees.

d) If any of the said holidays should fall on a Saturday or Sunday they will be observed either on the preceding Friday or the following Monday at the discretion of the Company.

Section 16.02

Employees on the seniority lists will receive eight (8) hours straight time pay for each of such holidays without being required to work on such days.

Section 16.03

In a calendar week in which one or more plant holiday is observed, the number of days in that week which may be worked at straight time shall be reduced by the number of such holidays.






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Section 16.04

When an employee is required to work any hours in any of the plant holidays referred to in Section 16.01, he shall receive time and one-half (1 1/2) for the hours worked in addition to pay for the holiday, and if called in to work on such a day he shall be provided at least four (4) hours at the time and one half (1 1/2) rate. The holiday shall be taken on the day that it is proclaimed.

Section 16.05

When any of these holidays are observed during an employee's vacation he shall receive one (1) day's pay for each of such holidays in addition to his regular vacation payment.

ARTICLE 17 - EMPLOYER--EMPLOYEE RELATIONSHIP

Section 17.01

Employees shall conduct themselves in an orderly and respectful manner when addressing the Employer or its representatives, and in return the Employee or his representatives shall receive fair and courteous treatment from the Employer or its representatives.






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ARTICLE 18 - LEAVE OF ABSENCES

Section 18.01

(a) The Company shall grant a leave of absence of thirty (30) days, or more, without pay to any employee for legitimate reasons. All such requests for leaves of absence and all replies to such requests must be given in writing. When such permission is granted, there shall be no loss of seniority or benefits for the time absent.

(b) For absences less than thirty (30) days employees shall have the option of adding their- regular vacation allotment to the leave upon the Company's approval.

ARTICLE 19 - BEREAVEMENT PAY

Section 19.01

In the event of a death in the immediate family (father, mother, wife, common-law-spouse, son, daughter, sister, brother, grandparents, grandchildren, step-parents, mother-in-law, father-in-law, brother-in-law, sister-in-law) an employee will be given the necessary time off and will be paid three (3) days' pay (hourly rated employees are to receive eight (8) hours' pay per day) at the regular rate of pay, providing that the period between the day of the death and the funeral are working days. If more time is required for any reason relating to the death, a leave of absence will be granted.

ARTICLE 20 - JURY DUTY

Section 20.01

An employee who has completed his probationary period and who is obliged to attend for jury duty will be paid the difference between the amount he receives for such jury duty and the amount of regular straight-time pay he would have earned for working his regular scheduled shift or shifts on the day or days in question in any calendar year. The Company shall be provided with proof of the employee's service as a juror and of the amount received by the employee in respect thereof. Failure to tender such documentation will result in the employee being disentitled to compensation under this Article.

ARTICLE 21 - SHIFTS AND SHIFT PREMIUMS

Section 21.01

a)   There shall be no split shifts for employees.





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                                      -37-


b) Every hourly rated employee shall be paid a night shift premium of fifty cents (50 cents) per hour.

c) Every hourly rated employee shall be paid an afternoon shift premium of twenty-five cents (25 cents) cents per hour.

The shift premium will be added as part of the hourly rate while working on the shift.

ARTICLE 22 - PAY DAY

Section 22.01

The regular bi-weekly pay day will be Thursday and employees shall receive their pay before leaving the plant. Should errors be found in one's pay, the Company will correct these errors immediately and the employees will receive the adjustment no later than three (3) working days.

Section 22.02

The Company may establish a direct deposit system if it so wishes.

ARTICLE 23 - SAFETY

Section 23.01

The employees will cooperate in the safety regulations at all times. They safety and accident prevention devices strict observance of all will make full use of all and equipment and maintain safe working practices during their hours of employment within the plant. It is the responsibility of the employees to observe all safety provisions and to immediately advise the Foreman, Plant Manager and Health & Safety Union Committee Member of any unsafe working conditions.

The Company will provide each employee with a safety shoe allowance of seventy-five ($75.00) dollars to be paid on January 1st of each year.

Section 23.02

The Company agrees to continue to maintain provisions for the safety of its employees in its plant during the hours of employment and to provide an accident prevention program with reference to accident hazards where the safety of an employee might be endangered. There shall be a safety committee operating in the plant.

Section 23.03

Any outstanding matter relevant to the safety conditions may be brought up and dealt with at a meeting between the Union and Management.

Section 23.04

The three (3) safety committee representatives of the Union be appointed by the Union. The Union shall forward a list of members to the Company.

ARTICLE 24 - PREGNANCY, AND PARENTAL LEAVE

Section 24.01

As prescribed by the Employment Standards Act.

ARTICLE 25 - COPIES OF COLLECTIVE AGREEMENT

Section 25.01

The Company and the Union to provide each seniority employee and each new employee on attaining seniority a copy of the Contract. The Union and the company agree to a 50/50 split for the cost of printing the Collective Agreement.

It is understood that the contracts will be printed by a Unionized printer.

ARTICLE 26 - WAGE RATES AND CLASSIFICATIONS

Section 26.01

                                        Jan. 1/2004   Jan. 1/2005   Jan. 1/2006
                                        -----------   -----------   -----------
                                           (.50)         (50[c])       (50[c])
Operator/Sorter                           $12.00         $12.50        $13.00
Cell Leader                               $13.00         $13.50        $14.00

Material Handler                          $13.00         $13.50        $14.00
Insert Handler                            $12.50         $13.00        $13.50
Quality Control                           $15.50         $16.00        $16.50
Shipping/Receiving                        $14.50         $15.00        $15.50
Set-Up Technicians                        $18.00         $18.50        $19.00


Probation Rate: $1.00 below classification work. After ninety (90) days increase by 50[c] per hour. After twelve (12) months full rate.

Movements from one classification to one of higher rate - 50[c] less than the job rate. After three (3) months -- full rate.

ARTICLE 27 -- HEALTH AND WELFARE

Section 27.01

The Company shall pay the following rates to the Teamsters Local 938 Health 4 Welfare fund for each person on the seniority list:

1st Year        $75.00 plus taxes per month towards benefits
2nd Year        $100.00 plus taxes per month towards benefits
3rd Year        $127.47 plus taxes per month towards benefits

ARTICLE 28 -- DURATION

Section 28.01

This Agreement shall continue inclusive shall become effective as of January 1, 2004 and shall continue in full force and effect until December 31, 2006 inclusive.

Section 28.02

Either party may serve notice on the other party ninety (90) days prior to the expiry date of this Agreement of its intention to revise, amend and negotiate a new Agreement.

Section 28.03

The Contract shall automatically continue from year to year for periods of one year should neither party serve notice as stated in Section 28.02


FOR THE COMPANY                              FOR THE UNION
/s/ Anna Martinovic                          /s/ Craig Milnnes
------------------------------------         -----------------------------------

                                             /s/ Arnold Sanghera
------------------------------------         -----------------------------------


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